UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported:  September 8, 2016

Commission File Number	Exact name of registrant as specified in its charter, address of principal executive office and registrant's telephone number	IRS Employer Identification Number
001-36518	NEXTERA ENERGY PARTNERS, LP	30-0818558
700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000

State or other jurisdiction of incorporation or organization:  Delaware

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 - OTHER EVENTS

Item 8.01 Other Events

On September 8, 2016, NextEra Energy Partners, LP (NEP) and NextEra Energy Partners GP, Inc. entered into an underwriting agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, UBS Securities LLC and Wells Fargo Securities, LLC as representatives of the underwriters (the underwriting agreement). Pursuant to the underwriting agreement, NEP agreed to sell 10,402,000 common units representing limited partner interests in NEP for an aggregate purchase price of approximately $297 million, or $28.56 per common unit. NEP intends to use the net proceeds from the sale of NEP common units to fund NEP's previously announced acquisition of an indirect 24% interest in Desert Sunlight Investments Holdings, LLC and for general partnership purposes. The underwriters have a 30-day option to purchase up to an additional 1,560,300 common units from NEP at the same price solely in order to cover over-allotments, if any. The sale of NEP common units was registered under the Securities Act of 1933 pursuant to Registration Statement No. 333-206033. The sale of NEP common units closed on September 14, 2016. A copy of the underwriting agreement is attached hereto as Exhibit 1 and is incorporated herein by reference. In connection with the filing of the underwriting agreement, NEP is filing as Exhibit 5 hereto an opinion of its counsel, Morgan, Lewis & Bockius LLP, regarding the legality of the securities being registered.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

(d)  Exhibits.

Exhibit Number	Description
1
Underwriting Agreement, dated September 8, 2016, among NextEra Energy Partners, LP, NextEra Energy Partners GP, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, UBS Securities LLC and Wells Fargo Securities, LLC, as representatives of the underwriters

5	Opinion and Consent, dated September 14, 2016, of Morgan, Lewis & Bockius LLP, counsel to NextEra Energy Partners, LP with respect to the issuance and sale of NEP common units

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  September 14, 2016

NEXTERA ENERGY PARTNERS, LP
(Registrant)

By:	NextEra Energy Partners GP, Inc., its general partner

CHRIS N. FROGGATT
Chris N. Froggatt Controller and Chief Accounting Officer

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